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                                                                  EXHIBIT 10.11


                                 CIMETRIX, INC.
                             100 North Tampa Street
                                   Suite 3550
                                 Tampa, FL 33602
                                 (813) 277-9199

SENT BY FACSIMILE (972) 516-9278

May 15, 1997

A Paul A. Johnson
PAJ Software Development
2200 Bluffton Drive
Plano, Texas 75075

Re: Consulting Agreement

Dear Paul:

On behalf of everyone at Cimetrix, I am delighted to offer you a consulting contract on the following terms and conditions:

1. TERM OF CONTRACT. The term of this Agreement shall be for the period beginning May 19, 1997 and ending November 30, 1997. The Agreement may be extended by written mutual agreement of the parties at any time prior to November 30, 1997.

2. COMPENSATION. For the month of May, PAJ Software Development (PAJ) shall be paid $5,000 by Cimetrix, which shall be payable not later than June 15, 1997. For each of the following six months, Cimetrix shall pay PAJ $10,000 per month, payable not later than fifteen days following the end of each month.

3. CIMETRIX STOCK OPTIONS. As a result of your service as a member of the Board of Directors of Cimetrix, you presently have an option to purchase 10,000 shares of Cimetrix common stock for $7.50 per share. You will be allowed to exchange this option for a new option to purchase 10,000 shares at $5.00 per share. In addition, you will be given an option to purchase 90,000 shares of Cimetrix common stock at $5.00 per share for your service as both a member of the Board of Directors of Cimetrix for the term beginning May 31, 1997 and continuing until the 1998 annual shareholders meeting, and for your service as a Consultant under the terms of this Agreement. All options will vest on a pro rata basis over the next twelve months. However, in the event of a




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         sale of a majority of the common stock of Cimetrix, or substantially all of the assets of Cimetrix, to a third party, all of your options shall immediately vest.

4. EXPENSES. Cimetrix will reimburse you for all reasonable travel expenses including, but not limited to, airfare from Dallas to Salt Lake City on a weekly basis. You may submit your travel expenses for reimbursement on a weekly or monthly basis, whichever you prefer. Cimetrix will reimburse you within fifteen days of receipt of your request.

5. DUTIES AND RESPONSIBILITIES. You be given the title of Executive Vice President, Software Development. You will have complete responsibility for all software development by Cimetrix. You will report directly to me and you shall be included in all executive management decisions. You shall also serve as a member of the Board of Directors of Cimetrix until the new election of Directors by the shareholders at the annual meeting in 1998.

If the terms of this letter agreement are acceptable to you, please sign below and send it to me by facsimile at (813) 277-0065 at your earliest convenience.

Warmest regards,

/s/ Paul A. Bilzerian
---------------------
Paul A. Bilzerian
President

AGREED TO BY PAJ SOFTWARE DEVELOPMENT:


/s/ Paul A. Johnson
---------------------
By: Paul A. Johnson







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